United States securities and exchange commission logo





                    July 6, 2023

       Jan Loeb
       Executive Chairman
       NovelStem International Corp.
       2255 Glades Road
       Suite 221A
       Boca Raton, FL 33431

                                                        Re: NovelStem
International Corp.
                                                            Registration
Statement on Form 10-12G
                                                            Filed August 2,
2022
                                                            File No. 000-22908

       Dear Jan Loeb:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Trade & Services
       cc:                                              Morris DeFeo